Exhibit 99.1

Red Rock Resorts Announces Fourth Quarter and Year End 2020 Results

LAS VEGAS, Feb. 9, 2021 /PRNewswire/ -- Red Rock Resorts, Inc. ("Red Rock Resorts," "we" or the "Company") (NASDAQ: RRR) today reported financial results for the fourth quarter and year ended December 31, 2020.

During the fourth quarter the Company continued to execute on its phased reopening program, and operated its first-to-reopen properties of Red Rock, Green Valley Ranch, Santa Fe Station, Boulder Station, Palace Station and Sunset Station, together with its Wildfire properties and the Graton Casino Resort.

Fourth Quarter Results:

  Net revenues were $343.4 million for the fourth quarter of 2020, a decrease of 25.5%, or $117.4 million, from $460.8 million for the same period of 2019, primarily due to the on-going impacts of the COVID-19 pandemic.
  Net income was $49.6 million for the fourth quarter of 2020, an increase of $42.8 million, from $6.8 million for the same period of 2019.
  Adjusted EBITDA(1) was $150.5 million for the fourth quarter of 2020, an increase of 9.4%, or $12.9 million, from $137.6 million in the same period of 2019.

Full Year Results:

For the full year, net revenues were $1.2 billion in 2020, a decrease of 36.3% or $674.1 million, from $1.9 billion in 2019, primarily due to the ongoing impacts of the COVID-19 pandemic.

For the full year, net loss was $174.5 million in 2020, compared to a net loss of $6.7 million in 2019, primarily due to the ongoing impacts of the COVID-19 pandemic.

For the full year, Adjusted EBITDA was $368.5 million in 2020, compared to $509.0 million in 2019. The decrease in year-over-year Adjusted EBITDA was primarily due to the ongoing impacts of the COVID-19 pandemic.

Las Vegas Operations

  Net revenues from Las Vegas operations were $316.2 million for the fourth quarter of 2020, a decrease of 27.8%, or $121.8 million, from $437.9 million in the same period of 2019, primarily due to the ongoing impacts of the COVID-19 pandemic.
  Adjusted EBITDA from Las Vegas operations was $137.1 million for the fourth quarter of 2020, an increase of 5.5%, or $7.1 million, from $129.9 million in the same period of 2019.

Native American Management

Adjusted EBITDA from Native American operations was $24.8 million for the fourth quarter of 2020, a 24.9% increase from $19.9 million in the same period of 2019.

Balance Sheet Highlights

The Company's cash and cash equivalents at December 31, 2020 were $121.2 million and total principal amount of debt outstanding at the end of the fourth quarter was $2.9 billion.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and include a question and answer session. Those interested in participating in the call should dial (888) 317-6003, or (412) 317-6061 for international callers, approximately 15 minutes before the call start time. Please use the passcode: 9879257. A replay of the call will be available from today through February 16, 2021 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

(1) Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to net income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding non-cash expenses, financing costs, and other non-operational or non-recurring items. Adjusted EBITDA includes net (loss) income plus depreciation and amortization, share-based compensation, write-downs and other charges, net (including net losses on asset disposals, severance, redevelopment and preopening expenses, business innovation and technology enhancements), interest expense, net, (gain) loss on extinguishment/modification of debt, net, change in fair value of derivative instruments, (benefit) provision for income tax and other.

Company Information and Forward Looking Statements

Red Rock Resorts owns a majority indirect equity interest in and manages Station Casinos LLC ("Station Casinos"). Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos' properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley's Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station Casinos managed Graton Resort & Casino in northern California through February 5, 2021.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as "will", "might", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "would", "target", "project", "intend", "plan", "seek", "estimate", "pursue", "should", "may" and "assume", or the negative thereof, as well as variations of such words and similar expressions referring to the future. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Certain important factors, including but not limited to, financial market risks, could cause our actual results to differ materially from those expressed in our forward-looking statements. Further information on potential factors which could affect our financial condition, results of operations and business includes, without limitation, the extent and duration of the impact of the COVID-19 pandemic on the Company's business, financial results and liquidity; the duration of the closure of the Company's properties that have not yet reopened; the impact and cost of new operating procedures implemented at the Company's properties in response to the COVID-19 pandemic; the impact of actions that the Company has undertaken to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic; the impact of the COVID-19 pandemic, and resulting unemployment and changes in general economic conditions on discretionary spending and consumer demand; the impact of our substantial indebtedness; the effects of local and national economic, credit and capital market conditions on consumer spending and the economy in general, and on the gaming and hotel industries in particular; the effects of competition, including locations of competitors and operating and market competition; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies (including the current government-mandated operational restrictions); risks associated with construction projects, including disruption of our operations, shortages of materials or labor, unexpected costs, unforeseen permitting or regulatory issues and weather; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; acts of war or terrorist incidents, natural disasters or civil unrest; risks associated with the collection and retention of data about our customers, employees, suppliers and business partners; and other risks discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in the Company's other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this document are made based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

View source version on http://redrockresorts.investorroom.com/:

INVESTORS:
Stephen L. Cootey
Stephen.Cootey@redrockresorts.com
(702) 495-4214

Rodney S. Atamian
Rod.Atamian@redrockresorts.com
(702) 495-3411

MEDIA:
Michael J. Britt
Michael.Britt@redrockresorts.com
(702) 495-3693

Red Rock Resorts, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Operating revenues:
Casino	$240,514	$255,783	$ 764,255	$ 984,253
Food and beverage	43,728	110,818	192,899	481,558
Room	19,400	46,750	87,035	192,305
Other	13,989	26,123	56,279	106,773
Management fees	25,778	21,312	81,977	91,645
Net revenues	343,409	460,786	1,182,445	1,856,534
Operating costs and expenses:
Casino	60,380	91,182	232,939	351,043
Food and beverage	40,697	104,738	195,963	465,505
Room	11,141	20,030	49,363	81,064
Other	5,424	12,719	23,034	52,329
Selling, general and administrative	78,648	98,932	324,644	416,355
Depreciation and amortization	57,636	57,598	231,391	222,211
Write-downs and other charges, net	10,849	15,455	36,522	82,026
	264,775	400,654	1,093,856	1,670,533
Operating income	78,634	60,132	88,589	186,001
Earnings from joint ventures	809	447	1,097	1,928
Operating income and earnings from joint ventures	79,443	60,579	89,686	187,929

Other (expense) income:
Interest expense, net	(28,629)	(37,743)	(128,465)	(156,679)
Gain (loss) on extinguishment/modification of debt, net	5	(19,637)	240	(19,939)
Change in fair value of derivative instruments	(222)	1,868	(21,590)	(19,467)
Other	(71)	(81)	(333)	(315)
	(28,917)	(55,593)	(150,148)	(196,400)
Income (loss) before income tax	50,526	4,986	(60,462)	(8,471)
(Provision) benefit for income tax	(896)	1,858	(114,081)	1,734
Net income (loss)	49,630	6,844	(174,543)	(6,737)
Less: net income (loss) attributable to noncontrolling interests	19,920	2,015	(24,146)	(3,386)
Net income (loss) attributable to Red Rock Resorts, Inc.	$ 29,710	$ 4,829	$(150,397)	$ (3,351)

Earnings (loss) per common share:
Earnings (loss) per share of Class A common stock, basic	$ 0.42	$ 0.07	$ (2.13)	$ (0.05)
Earnings (loss) per share of Class A common stock, diluted	$ 0.39	$ 0.05	$ (2.13)	$ (0.05)

Weighted-average common shares outstanding:
Basic	70,856	69,685	70,542	69,565
Diluted	117,149	116,778	70,542	69,565

Dividends declared per common share	$ -	$ 0.10	$ 0.10	$ 0.40

Red Rock Resorts, Inc.
Segment Information and Reconciliation of Net Income (Loss) to Adjusted EBITDA
(amounts in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net revenues
Las Vegas operations	$316,192	$437,942	$1,094,442	$1,758,760
Native American management	25,568	21,173	81,440	91,074
Reportable segment net revenues	341,760	459,115	1,175,882	1,849,834
Corporate and other	1,649	1,671	6,563	6,700
Net revenues	$343,409	$460,786	$1,182,445	$1,856,534

Net income (loss)	$ 49,630	$ 6,844	$ (174,543)	$ (6,737)
Adjustments
Depreciation and amortization	57,636	57,598	231,391	222,211
Share-based compensation	2,611	3,999	10,886	16,848
Write-downs and other charges, net	10,849	15,455	36,522	82,026
Interest expense, net	28,629	37,743	128,465	156,679
(Gain) loss on extinguishment/modification of debt, net	(5)	19,637	(240)	19,939
Change in fair value of derivative instruments	222	(1,868)	21,590	19,467
Provision (benefit) for income tax	896	(1,858)	114,081	(1,734)
Other	71	82	333	316
Adjusted EBITDA	$150,539	$137,632	$ 368,485	$ 509,015

Adjusted EBITDA
Las Vegas operations	$137,074	$129,946	$ 335,134	$ 472,921
Native American management	24,806	19,863	77,440	85,562
Corporate and other	(11,341)	(12,177)	(44,089)	(49,468)
Adjusted EBITDA	$150,539	$137,632	$ 368,485	$ 509,015